Exhibit 99.1

Press Release
Vantage Drilling Company Restructures Platinum Explorer Purchase

Houston, TX (November 18, 2008) — Vantage Drilling Company (“Vantage”) (AMEX: VTG-U; VTG; VTG-WT) has reached an agreement with TMT, Inc. (“TMT”) to restructure the purchase agreement to acquire the Platinum Explorer, a 12,000 ft. ultra-deepwater high-specification drillship. Vantage and TMT have agreed to place the drillship in a jointly-owned company (“Mandarin”) which will be owned fifty-five percent (55%) by TMT and forty-five percent (45%) by Vantage.  Pursuant to the new agreement, TMT will exercise 25.0 million of its outstanding warrants and assume all remaining pre-delivery shipyard obligations. Vantage will use the proceeds from the warrant exercise, together with $40 million of previous payments, for the acquisition.  Additionally, Vantage will issue to TMT approximately 1.9 million of new 5-year warrants with an exercise price of $2.50 per share.   Vantage and TMT will share all remaining development costs and the final shipyard payment due in November 2010, based on their respective ownership interest.

Paul Bragg, President and Chief Executive Officer commented, "We are fortunate to have a strong partner and lead shareholder in TMT.  This agreement completes the funding of the Platinum Explorer construction project until the delivery of the rig in late 2010.”

In connection with the new agreement, Vantage has agreed to enter into shipyard oversight, management and marketing agreements with Mandarin for the Platinum Explorer and with TMT for the two other drillships wholly owned by TMT, the Titanium Explorer and TMT#3.  The final terms of these agreements are subject to final negotiation.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and an ultra deepwater drillship, the  Platinum Explorer, currently under development.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:
Paul A. Bragg
Chairman and Chief Executive Officer
Vantage Drilling Company
(281) 404-4700